February 13, 2001



America Online, Inc.
22000 AOL Way
Dulles, VA 20166-9323

Aspen Investments LLC
Atlantis Investments LLC
c/o Finser Corporation
550 Biltmore Way, Suite 900
Coral Gables, FL 33134

Banco Itau, S.A.--Cayman Branch
Itau Bank Limited
Rua Boa Vista 176
Sao Paulo, Brazil

Ladies and Gentlemen:

         This letter is intended to confirm the agreement by and among America Online Latin America, Inc. ("AOLA") and each of America Online, Inc. ("AOL"), Aspen Investments LLC and Atlantis Investments LLC (collectively, "ODC") and Banco Itau, S.A.--Cayman Branch and Itau Bank Limited (collectively, "Banco Itau," and together with AOL and ODC, the "Purchasers") regarding the proposed sale of equity securities of AOLA to each of AOL, ODC and Banco Itau.

         Each of the Purchasers agrees to contribute to the capital of AOLA the amounts set forth opposite its respective name on the term sheet attached hereto as Exhibit A and agrees to the other terms set forth therein. Counsel for AOLA will prepare the definitive draft documents necessary to implement this agreement, including without limitation (the "Definitive Documents"):

o        purchase agreement(s),

o a certificate of designation for the Series D Preferred Stock and, if necessary, an amendment to AOLA's Certificate of Incorporation,

o amendments to the Stockholders' Agreement and Registration Rights Agreement among AOLA, AOL and ODC, and

o an amendment to the existing Registration Rights and Stockholders' Agreement between AOLA and Banco Itau (pursuant to such amendment, among other things, Banco Itau will have the right to effect repurchase transactions at its sole discretion with respect to all or any part of the securities to be purchased hereunder on the terms and conditions to be agreed to in the Definitive Documents).

          Each of the parties acknowledges and agrees that it will proceed in good faith in negotiating the Definitive Documents, which may include refinements and clarifications of the terms and conditions set forth on Exhibit A, as well as additional terms that, although not specified herein, are customary in equity investments of this type and consistent with the existing documents evidencing the Purchasers' current investments in AOLA; provided, that if the Definitive Documents are not executed on or prior to April 15, 2001, this letter agreement shall terminate; provided, further, that such termination shall not relieve any party from liability for any obligation it may have failed to perform prior to such termination.

         The signing of the definitive agreements will be conditioned on the Board of Directors of AOLA having approved this transaction (which will require, at a minimum, that the Board receive a favorable recommendation to the Board of Directors by a special committee of the Board constituted to advise the Board on this transaction (which committee will seek a "fairness opinion" from an investment bank to be retained by that committee)). The equity securities will be issued by AOLA to the Purchasers pursuant to Regulations D and S promulgated under the Securities Act of 1933, as amended.

         AOLA shall reimburse each Purchaser in an amount not to exceed US$25,000 per Purchaser for legal fees and other out-of-pocket expenses incurred by such Purchaser in connection with the negotiation and execution of this letter and the transactions described herein, whether or not the transactions described herein are completed. Except as set forth in the preceding sentence, all parties shall be responsible for their own costs and expenses.

         This agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware and may be modified only pursuant to a writing signed by all of the parties hereto.

         If you determine that the foregoing is satisfactory in principle, we would appreciate acknowledgment of that determination by the execution and delivery to us of the enclosed copy of this letter.

                                          Very truly yours,

                                          America Online Latin America, Inc.


                                          By:
                                             -------------------------------
                                              [Name and title]



The foregoing is agreed to and accepted.

America Online, Inc.



By:
   -------------------------------
     [Name and title]
     Dated, February 13, 2001

Aspen Investments LLC



By:
   -------------------------------
     [Name and title]
     Dated, February 13, 2001


Atlantis Investments LLC



By:
   -------------------------------
     [Name and title]
     Dated, February 13, 2001

Banco Itau, S.A.--Cayman Branch



By:
   -------------------------------
     [Name and title]
     Dated, February 13, 2001


Itau Bank Limited


By:
   -------------------------------
     [Name and title]
     Dated, February 13, 2001




                                 EXHIBIT A

                                 TERM SHEET

                     AMERICA ONLINE LATIN AMERICA, INC.

            CAPITAL CONTRIBUTION AND SUBSCRIPTION FOR NEW SHARES


Issuer . . . . . . . . . . . . . . . America Online Latin America, Inc.
                                     (the "Company"), a Delaware
                                     corporation.

Purchasers . . . . . . . . . . . . . A. America Online, Inc. ("AOL"), a
                                        Delaware corporation.

                                     B. Banco Itau, S.A.-Cayman Branch and
                                        Itau Bank Limited (collectively
                                        "Itau").

                                     C. Aspen Investments LLC, and Atlantis
                                        Investments LLC, each a Delaware
                                        limited liability company
                                        (collectively "ODC").


Capital Contributions . . . . . . .  A.  AOL: US$ 66,338,075;

                                     B.  Itau:  US$ 19,864,875;

                                     C.  ODC:  US$ 63,797,050.


Securities . . . . . . . . . . . .   A. AOL: Series D Preferred Stock (each
                                     share of which will be convertible
                                     into one share of "High Vote Common
                                     Stock" (as defined in AOLA's current
                                     Certificate of Incorporation))with a
                                     liquidation preference equal to the
                                     amount of AOL's Capital Contributions
                                     hereunder, ranking senior (in
                                     liquidation, but not with respect to
                                     dividends) to other classes of the
                                     Company's Preferred Stock, with voting
                                     rights equal to those of the Company's
                                     other Preferred Stock and with a
                                     dividend rate equal to 3% of the per
                                     share liquidation preference (on terms
                                     consistent with, and pari passu with,
                                     the Company's other Preferred Stock);

                                     B.  Itau:  Class A Common Stock;

                                     C. ODC:  Series C Preferred Stock.


Purchase Price . . . . . . . . . . . For each share of each of the above classes of stock, the average of the
                                     closing price of the Class A Common
                                     Stock quoted on the Nasdaq National
                                     Market System as published in the Wall
                                     Street Journal for a certain number of
                                     trading days prior to the initial
                                     funding date as may be agreed to by
                                     the parties and specified in the
                                     Definitive Documents.


Target Closing Date . . . . . . . .  March 8, 2001

Payment Schedules . . . . . . . . .  Capital will be contributed in an aggregate amount of $150 million on
                                     the following dates: (i) April 1,
                                     2001, (ii) June 1, 2001 and (iii)
                                     August 1, 2001. The amount to be
                                     contributed on each funding date will
                                     be set forth in the Definitive
                                     Documents and will be based on the
                                     projected cash needs of AOLA (plus an
                                     agreed upon "cushion") as demonstrated
                                     by a business plan to be finalized
                                     prior to the execution of the
                                     Definitive Documents; provided, that
                                     the Definitive Documents will provide
                                     that notwithstanding the definitive
                                     amounts established for each funding
                                     date, the Purchasers shall fund such
                                     additional amounts as may be needed by
                                     AOLA (subject to the aggregate limit
                                     of $150 million). On each funding
                                     date, (a) AOL, Itau and ODC will each
                                     make a capital contribution in an
                                     amount equal to their respective pro
                                     rata portions of the aggregate amount
                                     required to be contributed on such
                                     funding date, and (b) in exchange
                                     therefor the Company will issue to
                                     each such entity the applicable number
                                     of shares of the Company's capital
                                     stock.


Definitive Agreements . . . . . . .  Purchase Agreement among the Company and the Purchasers, amendment to the
                                     Stockholders Agreement and the
                                     Registration Rights Agreement among
                                     the Company, AOL and ODC (to make the
                                     newly issued securities subject to
                                     that agreement) and amendment to the
                                     Registration Rights and Stockholders
                                     Agreement between the Company and Itau
                                     (to make the newly issued securities
                                     subject to that agreement as
                                     "Unrestricted Shares", other than
                                     Section 10.1(a) and 10.1(b); provided,
                                     that the documents will provide that
                                     (A) all public sales of the securities
                                     will be subject to Section 10.1(e)(ii)
                                     and (B) all private sales of the
                                     securities will be subject to Section
                                     10.1(e)(iii) and a right of first
                                     refusal in favor of AOLA, AOL and
                                     ODC).



Confidentiality . . . . . . . . . .  The terms of this Term Sheet, the
                                     Parties' discussions and their
                                     subject matter are confidential and
                                     shall be disclosed only to the
                                     Parties' employees and outside
                                     advisors who have a need to know such
                                     confidential information, except as
                                     required by law or with the prior
                                     written consent of all the Parties
                                     hereto.